Exhibit 99.2

HARRIS & HARRIS GROUP REPORTS FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2014

NEW YORK, NY — November 10, 2014 — Harris & Harris Group, Inc. (Nasdaq: TINY), an investor in transformative companies enabled by disruptive science, reported today that, as of September 30, 2014, its net asset value and net asset value per share were $120,158,974 and $3.85, respectively. The firm has made significant new investments in new emerging areas of science. It has seen growth within its portfolio as its companies continue to execute in their respective industries.

Key events for the three months ended September 30, 2014:

•	Received notification of its first milestone payment from Amgen’s acquisition of BioVex Group, Inc., totaling approximately $2.1 million; FDA accepted a Biologics License Application (“BLA”) by Amgen, who acquired our portfolio company BioVex, after the successful completion of its Phase III clinical trials of an important malignant melanoma treatment that may reach the market for cancer treatment in the near future;

•	Enumeral Biomedical Corp. completed the transition to a publicly traded company raising over $21 million in the process; and

•	New investments in the third quarter of 2014 include TARA Biosystems, Inc. and Accelerator IV-New York Corporation (“Accelerator”). Accelerator will provide the infrastructure and resources to leverage New York City's entrepreneurial spirit and academic firepower to build new companies while TARA Biosystems will use its stem cell-derived, organ-on-a-chip platform to provide a more effective process for evaluating the safety and efficacy of new therapies and drug compounds.

SUMMARY OF FINANCIAL POSITION

	Sept. 30, 2014	June 30, 2014	December 31, 2013	Sept. 30, 2013
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)

Total Assets	$122,451,606	$123,373,855	$125,063,946	$133,075,280
Net Assets	$120,158,974	$120,878,223	$122,701,575	$130,233,967
Net Asset Value per Share	$3.85	$3.87	$3.93	$4.18
Shares Outstanding	31,245,664	31,245,664	31,197,438	31,159,256

“In the third quarter, we continued to make progress developing the technologies and providing the financial and technical support across a variety of our portfolio companies. In addition, new investments in TARA Biosystems and Accelerator this quarter represent innovative new additions to our growth strategy, broadening our reach and supporting the development of the New York biotech community,” said Doug Jamison, CEO of Harris & Harris Group, Inc. “Additionally, with progress at Adesto, D-Wave, Enumeral, HZO and PWA, we believe each remains on track to play an integral role in creating value for our shareholders in the future.”

Shareholders may be interested to know that we have posted our Quarterly Letter to Shareholders on our website. It may be accessed directly at http://ir.hhvc.com/letters.cfm.

Harris & Harris Group, Inc. is a publicly traded venture capital firm that is also a business development company. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and by following on Facebook at www.facebook.com/harrisharrisvc and by following us on Twitter @harrisandharrisgroup.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.

Press contact:

Alexandra Spurgeon, Assistant Account Executive

Gregory FCA

Alexandra@GregoryFCA.com

610-228-2140